EXHIBIT 21.01

LIST OF SUBSIDIARIES

Listed below are our subsidiaries, our percentage ownership in each subsidiary and the total number of subsidiaries directly or indirectly owned by each of our subsidiaries as of March 31, 2018.

Subsidiary Name and Jurisdiction of Formation	Our % Ownership	U.S. Subsidiaries of our Subsidiaries	Non-U.S. Subsidiaries of our Subsidiaries

LLC IC Freedom Finance, Russia	100%	-	4
JSC Freedom Finance, Kazakhstan(1)
LLC FFIN Bank, Russia(2)
LLC First Stock Store, Russia(3)
Branch Office of LLC IC Freedom Finance in Kazahkstan, Kazakhstan(4)
FFINEU Investments Limited, Cyprus	100%	-	-
LLC Freedom Finance Ukraine, Ukraine	100%	-	-
LLC Freedom Finance, Uzbekistan	100%	-	-
FFIN Securities, Inc., Nevada, USA*	100%	-	-

(1) LLC IC Freedom Finance owns a 100% interest in JSC Freedom Finance.
(2) LLC IC Freedom Finance owns a 100% interest in LLC FFIN Bank.
(3) LLC IC Freedom Finance owns a 100% interest in LLC First Stock Store.
(4) LLC IC Freedom Finance owns a 100% interest in Branch Office of LLC IC Freedom Finance in Kazakhstan.
*       Indicates entities that are not currently engaged in active operations.